Contact at Winthrop Realty Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
January 14, 2014

WINTHROP REALTY TRUST’S TIMES SQUARE NEW YORK VENTURE REFINANCES EXISTING DEBT; ENTERS INTO AGREEMENT FOR THE OPERATION OF AN EDITION HOTEL AT LOCATION

FOR IMMEDIATE RELEASE – BOSTON, January 14, 2014/ -- Winthrop Realty Trust (NYSE:FUR) announced today that its venture with The Witkoff Group and New Valley LLC which owns the property located at 701 Seventh Avenue, New York, New York and in which Winthrop holds a preferred equity interest has refinanced its existing indebtedness with a new $237.5 million mortgage loan and $315 million mezzanine loan.  Both the mortgage loan and mezzanine loans bear interest at LIBOR plus 8% per annum, requires payments of interest only and mature January 31, 2017, subject to two one-year extension terms.  These loans refinance the existing mortgage and mezzanine loans that bear interest at LIBOR plus 11% per annum and permit the venture to draw funds in order to construct the approximately 80,000 square feet of retail space which will include an approximately 120 foot high, 20,000 square foot state of the art LED sign, at the property.

In so doing, the venture entered into two additional loan agreements providing for supplemental loans of $262.5 million, which agreements are held in escrow and only become effective upon the satisfaction of certain conditions.  At such time as such loan agreements are released from escrow, the venture will be permitted to draw on such loans to provide additional construction financing in order to develop a 452 room hotel which will be constructed above the retail component.  If fully funded, the maximum aggregate debt among the various loans funded would be $815 million.

Simultaneous with entering into the loans, the venture executed an agreement with a wholly-owned affiliate of Marriott International, Inc. (NASDAQ: MAR) to manage and operate an “EDITION” hotel at the property.  The hotel will include 452- rooms and approximately 30,000 square feet of food, beverage and entertainment space.  As additional collateral for the lenders, Marriott International, Inc. agreed to provide the lenders with the right upon an uncured event of default under the loan agreement by the venture to require Marriott to purchase the hotel component of the property during the first two years after opening for $314.6 million.

Construction of the retail and hotel space is expected to be completed in 2017.

In connection with entering into the loans, Winthrop made an additional contribution to the venture of $32.5 million bringing its current aggregate capital contributions to the venture to $85.9 million.  Winthrop has agreed to contribute 61.1% of the aggregate capital for completion of the project up to a maximum of $125 million.  Although the ownership structure of the property is rather complex, as more fully disclosed in a Current Report on Form 8-K filed by Winthrop with the Securities and Exchange Commission on November 26, 2013, Winthrop is entitled to receive 75.42% of all distributable cash flow from the property, which reduces to 61.1% at such time as Winthrop has received a return of its entire capital contributions, which is further reduced to 30.57% at such time as Winthrop has received a return of its entire capital contributions plus a 12% internal rate of return thereon.  By way of example, based on the current ownership structure and assuming that the property is sold on October 1, 2017 and at such time the then existing debt encumbering the property is $815 million, Winthrop has made aggregate capital contributions of $100 million and all proceeds are distributed, Winthrop would expect to receive:

•	on priority basis a return of its entire preferred capital contributions of $100 million together with a 12% internal rate of return thereon at a net sales price of approximately $1.031 billion; and
•	for each dollar of purchase price in excess of approximately $1.103 billion, an additional $0.1528 cents.

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About Winthrop Realty Trust

Winthrop Realty Trust, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT) focused on acquiring, owning, operating and investing in real property as well as real estate collateralized debt and REIT preferred and common stock.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.